March 13, 2015

BroadVision, Inc.

1700 Seaport Blvd, Suite 210

Redwood City, CA  94063

Ladies and Gentlemen:

We have represented BroadVision, Inc. (the “Company”) in connection with the filing by the Company of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to 129,145 shares of the Company’s Common Stock, $.0001 par value (the “Shares”), pursuant to its Amended and Restated 2006 Equity Incentive Plan (the “Plan”).

In connection with this opinion, we have examined the Plan, the Registration Statement and related prospectus, your Certificate of Incorporation, as amended, and By-laws, as amended, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion.  We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies thereof.  Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware.

 On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plan, the Registration Statement and related prospectus, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

 We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

Cooley llp

By:/s/ Peter H. Werner

Peter H. Werner